[graphic of open-winged eagle]

HMN Financial, Inc.

1016 Civic Center Drive NW  PO Box 6057  Rochester, Minnesota  55903-6057

Phone 507-535-1200  Fax 507-535-1300

NEWS RELEASE                             CONTACT: Michael McNeil

                                                                            President

                                                                            HMN Financial, Inc. (507) 535-1202

                                                                            FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

  Diluted earnings per share down $0.14, or 28.0%, from first quarter of 2002
  Net interest income increased $71,000, or 1.3%, over the first quarter of 2002
  Commercial and multi-family loans increased $45 million during the quarter
  Amortization of mortgage servicing rights increased $579,000 from first quarter of 2002
  Earnings from limited partnerships decreased $734,000 from first quarter of 2002

EARNINGS SUMMARY	Three Months Ended March 31,

	2003	2002

Net income	$1,389,540	1,967,972
Diluted earnings per share	0.36	0.50
Return on average assets	0.76%	1.11%
Return on average equity	7.21%	10.92%
Book value per share	$17.24	17.78

    ROCHESTER, MINNESOTA, April 24, 2003. . . HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $761 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.4 million for the first quarter of 2003, down $578,000, or 29.4%, from net income of $2.0 million for the first quarter of 2002. Diluted earnings per common share for the first quarter of 2003 were $0.36, down $0.14, from $0.50 for the first quarter of 2002.

First Quarter Results

Net Interest Income

    Net interest income was $5.5 million for the first quarter of 2003, an increase of $71,000, or 1.3%, compared to $5.5 million for the first quarter of 2002. Interest income was $10.5 million for the first quarter of 2003, a decrease of $670,000, or 6.0%, from $11.1 million for the first quarter of 2002. Interest income decreased by $933,000 because the yield earned on interest more . . .

earning assets decreased from the first quarter of 2002 to the first quarter of 2003. During the fourth quarter of 2002, the Federal Reserve reduced the Federal Funds interest rate and the Wall Street Journal prime rate decreased by 0.50%. As a result, loans with rates that were indexed to prime, such as commercial loans and consumer lines of credit, earned less interest income. Interest income increased by $263,000 due to a $15.8 million net increase in the average interest-earning assets from the first quarter of 2002 to the first quarter of 2003. The increase in average interest-earning assets was primarily the result of the growth in commercial and multi-family loans. Interest expense was $4.9 million for the first quarter of 2003, a decrease of $740,000, or 13.0%, compared to $5.7 million for the first quarter of 2002. Interest expense on deposits decreased by $820,000 due to decreased interest rates paid on certificates and other deposit products. Interest expense increased by $177,000 due to an increase in the average outstanding balance of deposits. Interest expense on Federal Home Loan Bank advances decreased by $80,000 due to decreased interest rates paid and by $18,000 due to a decrease in the average outstanding balance of advances.

Provision for Loan Losses

    The provision for loan losses was $865,000 for the first quarter of 2003, an increase of $145,000, from $720,000 for the first quarter of 2002. The provision for loan losses increased primarily due to the $45 million in growth that was experienced in the commercial and multi-family loan portfolios which generally require a larger provision due to the greater inherent credit risk of these loans. Total non-performing assets were $6.2 million at March 31, 2003, an increase of $1.3 million, from $4.9 million at December 31, 2002.

Non-Interest Income and Expense

    Non-interest income was $2.6 million for the first quarter of 2003, an increase of $307,000, or 13.6%, from $2.3 million for the first quarter of 2002. Non-interest income increased by $572,000 due to increased gains on securities, $421,000 due to increased gains on the sale of loans and $57,000 because of increased mortgage servicing fees. The increase in non-interest income was partially offset by a $734,000 decrease in the earnings in limited partnerships. Interest rates on mortgage loans decreased during the first quarter of 2003 which caused the value of HMN's investment in a limited partnership which owns mortgage loan servicing assets to decrease in value. The value of servicing rights generally decreases when mortgage rates decrease because of the anticipated increase in prepayments expected to be received on the mortgage servicing assets.

    Non-interest expense was $5.2 million for the first quarter of 2003, an increase of $1.1 million, or 25.8%, from $4.1 million for the first quarter of 2002. Occupancy expense increased by $150,000, or 22.3%, due to the costs associated with maintaining three additional facilities, amortization expense on mortgage servicing rights increased by $579,000 because of increased prepayments on the mortgage loans being serviced and because of a decrease in the value of the servicing rights caused by the decrease in interest rates. Compensation expense increased by $328,000 due to costs associated with a separation agreement with a former executive officer and because of annual payroll and health insurance cost increases. Income tax expense decreased by $216,000 primarily because of reduced taxable income.

more . . .

Return on Assets and Equity

    Return on average assets for the first quarter of 2003 was 0.76%, compared to 1.11% for the first quarter of 2002. Return on average equity was 7.21% for the first quarter of 2003, compared to 10.92% for the same quarter in 2002. Book value per common share at March 31, 2003 was $17.24, compared to $16.77 at March 31, 2002.

Presidents' Statement

    "While mortgage servicing rights and limited partnership investments had a negative effect on our quarterly earnings, I am pleased with the $45 million in growth that was experienced in the commercial and multi-family loan portfolios during the quarter," said HMN President, Michael McNeil. "I am confident that our continued emphasis on changing the mix of both our assets and liabilities will have a positive effect on the long term earnings of HMN."

General Information

    HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates nine offices in southern Minnesota and two in Iowa. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates a branch in Edina, Minnesota.

Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to HMN's financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from HMN's assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines. Additional factors that may cause actual results to differ from HMN's assumptions and expectations include those set forth in HMN's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2003	2002

Assets
Cash and cash equivalents	$32,794,704	27,729,007
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $15,159,424 and $51,677,294)	15,049,327	51,895,832
Other marketable securities
(amortized cost $82,766,788 and $67,282,379)	83,982,472	69,501,417

	99,031,799	121,397,249

Loans held for sale	12,999,058	15,126,509
Loans receivable, net	577,542,290	533,905,652
Accrued interest receivable	3,312,724	3,050,636
Real estate, net	605,551	426,691
Federal Home Loan Bank stock, at cost	11,880,500	11,880,500
Mortgage servicing rights, net	2,837,584	2,691,031
Premises and equipment, net	12,735,369	12,875,816
Investment in limited partnerships	507,349	862,666
Goodwill	3,800,938	3,800,938
Core deposit intangible	534,858	561,331
Prepaid expenses and other assets	2,815,822	3,214,792

Total assets	$761,398,546	737,522,818

Liabilities and Stockholders' Equity
Deposits	$448,082,656	432,951,462
Federal Home Loan Bank advances	219,300,000	218,300,000
Accrued interest payable	670,343	849,427
Advance payments by borrowers for taxes and insurance	975,846	707,213
Accrued expenses and other liabilities	6,901,806	7,614,406
Deferred tax liabilities	985,800	1,456,600
Due to broker/trustee	10,000,000	0

Total liabilities	686,916,451	661,879,108

Commitments and contingencies
Minority interest	(412,279)	(420,846)
Stockholders' equity:
Serial preferred stock: ($.01 par value)
Authorized 500,000 shares; issued and outstanding none	0	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91,287	91,287
Additional paid-in capital	58,792,387	58,885,279
Retained earnings, subject to certain restrictions	80,380,184	79,660,481
Accumulated other comprehensive income	714,387	1,575,577
Unearned employee stock ownership plan shares	(4,883,028)	(4,931,385)
Treasury stock, at cost 4,785,456 and 4,722,856 shares	(60,200,843)	(59,216,683)

Total stockholders' equity	74,894,374	76,064,556

Total liabilities and stockholders' equity	$761,398,546	737,522,818

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31,
	2003 2002

Interest income:
Loans receivable	$9,639,924	9,749,506
Securities available for sale:
Mortgage-backed and related	142,213	458,061
Other marketable	561,219	732,793
Cash equivalents	28,917	90,579
Other	98,651	109,662

Total interest income	10,470,924	11,140,601

Interest expense:
Deposits	2,471,263	3,113,547
Federal Home Loan Bank advances	2,478,672	2,576,863

Total interest expense	4,949,935	5,690,410

Net interest income	5,520,989	5,450,191
Provision for loan losses	865,000	720,000

Net interest income after provision for loan losses	4,655,989	4,730,191

Non-interest income:
Fees and service charges	432,140	403,809
Mortgage servicing fees	216,576	159,933
Securities gains, net	591,035	18,925
Gain on sales of loans	1,465,232	1,044,560
Earnings (losses) in limited partnerships	(354,842)	378,921
Other	221,100	258,066

Total non-interest income	2,571,241	2,264,214

Non-interest expense:
Compensation and benefits #9;	2,279,502	1,951,484
Occupancy	823,799	673,436
Federal deposit insurance premiums	18,936	19,436
Advertising	84,864	142,545
Data processing	271,108	264,459
Amortization of mortgage servicing rights, net of valuation
adjustments and servicing costs	790,530	211,202
Other	944,551	883,097

Total non-interest expense	5,213,290	4,145,659

Income before income tax expense	2,013,940	2,848,746
Income tax expense	624,400	840,100

Income before minority interest	1,389,540	2,008,646
Minority interest	0	40,674

Net income	$1,389,540	1,967,972

Basic earnings per share	$0.37	0.53

Diluted earnings per share	$0.36	0.50

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data:	Three Months Ended March 31, 2003 2002
(dollars in thousands, except per share data)

I. OPERATING DATA:
Interest income	$10,471	11,141
Interest expense	4,950	5,691
Net interest income	5,521	5,450

II. AVERAGE BALANCES:
Assets (1)	737,705	716,361
Loans receivable, net	538,909	456,452
Mortgage-backed and related securities (1)	39,897	62,708
Interest-earning assets (1)	700,076	683,633
Interest-bearing liabilities	651,481	634,209
Equity (1)	78,123	73,115

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.76%	1.11%
Interest rate spread information:
Average during period	2.98	2.96
End of period	3.09	2.93
Net interest margin	3.20	3.23
Ratio of non-interest expense to average
total assets (annualized)	2.87	2.35
Return on average equity (annualized)	7.21	10.92

	March 31,	December 31,	March 31,
	2003	2002	2002

IV. ASSET QUALITY :
Total non-performing assets	$6,169	4,907	4,966
Non-performing assets to total assets	0.81%	0.67%	0.69%
Non-performing loans to total loans
receivable, net	0.82	0.66	0.76
Allowance for loan losses	$5,658	4,824	4,444
Allowance for loan losses to total assets	0.74%	0.65%	0.62%
Allowance for loan losses to total loans
receivable, net	0.98	0.90	0.99
Allowance for loan losses to
non-performing loans	120.08	137.54	130.56

V. BOOK VALUE PER SHARE:
Book value per share	$17.24	17.28	16.77

	Three Months Ended Mar 31, 2003	Year Ended Dec 31, 2002	Three Months Ended Mar 31,2002

VI. CAPITAL RATIOS :
Stockholders' equity to total assets,
at end of period	9.84%	10.31%	10.20%
Average stockholders' equity to
average assets (1)	10.59	10.66	10.21
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	107.46	107.53	107.79

	March 31,	December 31,	March 31,
	2003	2002	2002

VII. EMPLOYEE DATA:
Number of employees (2)	189	195	187

  Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.
  Number of employees is calculated on a full time equivalent basis.